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EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE

                                                            Three Months Ended
                                                                 March 31
                                                   -------------------------------------
                                                      1994                      1993
                                                   -----------               -----------
PRIMARY EARNINGS PER SHARE:

Weighted Average and Common
  Equivalent Shares                                 23,045,852                18,492,025
Net Income                                         $ 3,927,733               $ 3,045,472
Primary Earnings Per Share                                0.17                       .16

FULLY DILUTED EARNINGS PER SHARE:

Weighted Average and Common
  Equivalent Shares                                 23,045,852                18,516,646
Net Income                                         $ 3,927,733               $ 3,045,472
Fully diluted Earnings
  Per Share                                               0.17                       .16





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